Exhibit 10.89

EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

AGREEMENT entered into this 1st day of January 2003 by and between Comverse, Inc., a Delaware Corporation, on behalf of itself and its subsidiaries (the “Company”) and Mr. Gabriel Matsliach “Employee”. In addition to this agreement, please refer to the Addendum of Terms and Transfer Employment Letter for additional items.

WHEREAS, the Employee has agreed to be employed by the Company, and

WHEREAS, the parties desire to provide for the terms of Employee’s services to the Company,

NOW, THEREFORE, in consideration of Employee’s employment by the Company, the compensation received by Employee from time to time hereunder, and the mutual covenants contained herein, the parties agree as follows:

1.	Duties

1.1 The Company hereby hires Mr. Gabriel Matsliach as an at-will employee for the Chief Technology Officer for a period commencing on the date of this Agreement and terminating in accordance with the provisions of Section 3 of this Agreement. Employee shall devote essentially his/her full time and best efforts to the advancement of the interests of the Company, and shall perform such duties as may be prescribed from time to time by an Officer of the Company. For the purposes of this section, “full time” shall be defined as at least forty-(40) hours per week.

2.	Compensation

2.1	In consideration of the services to be performed under this Agreement, Employee shall receive as gross compensation the sum of $6538.47 (biweekly) subject to withholding and other applicable taxes. At least once during each year of employment, an Officer of the Company shall review the performance of Employee and shall make such adjustments to his/her gross compensation as deemed appropriate by the Company. The Employee shall also be entitled to participate in benefit programs the Company establishes and makes generally available to all employees of the Company, to the extent the employee is eligible to participate based on tenure, age, pay, health and other eligibility requirements.

2.2

Incentive performance targets are set annually, normally at the beginning of each year. In addition to your base pay, you will be eligible for an incentive (commission) payout against your assigned target to be set by the President of the Division that will align with the annual business goals of the Company, Division and

Specific Objectives set for your position within the IN Division. The payout amount is normally paid after the end of the fiscal year and is based on your performance to the incentive target goals and objectives. For planning purposes, the minimum amount of your target incentive for 2003 will be $50,000; the amount you actually earn will be based on your performance and the payout formula set at the time of your assigned target(s).

3.	Termination

3.1 Employment under this Agreement may be terminated immediately by the Company at any time for cause. “Cause” shall, for the purpose of this section, be defined as a good faith finding by the Company of a material violation of any of the provisions of this Agreement or some other material breach of duty owed by Employee to the Company, violation of a Company policy or procedure, fraud or dishonesty, theft of Company assets, gross negligence or misconduct, or the conviction or plea of nolo contendere1 to a felony or crime of moral turpitude2. Employee may also be terminated without cause complying with process and terms specified by employee’s Addendum of Terms document.

[1]

Nolo Contendere is a plea entered by a defendant in a criminal case where a defendant neither admits nor denies guilt, but the criminal court can impose a fine or a prison sentence. The main difference between a plea of nolo contendere and a guilty plea is that a nolo contendere plea can not be used against a defendant in a civil action for the same acts, where as a guilty plea can be so used.

[2]	Crimes of moral turpitude are crimes that are morally bad, contrary to what is accepted and customary in society.

4.	Disclosure and Surrender of Confidential Information

4.1 Employee expressly acknowledges that he/she has received and will continue to receive “Confidential Information” pertaining to the products, services, operations and/or business affairs of the Company. For the purposes of this Agreement, “Confidential Information” shall include, but not be limited to, information concerning or related to the Company’s financial matters, business methods and practices, the Company’s proprietary computer software, firmware, hardware, documentation, scientific, technical, economic, or engineering information including patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically or photographically (including, without limiting the generality of the foregoing, any such items created, developed, produced or made known to Employee during the period of or arising out of Employee’s employment with the Company), the Company’s suppliers, customers and potential customers, confidential information disclosed to the Company by a third party, the Company’s sales and marketing plans, and any other information not generally known to the public which, if misused or disclosed, could have a reasonable possibility of adversely affecting the Company’s business or financial condition.

4.2 In recognition of the fact that such Confidential Information contains valuable trade secrets of the Company, Employee agrees that he/she shall not, during the term of this Agreement and thereafter, use or disclose to any third party any such Confidential Information for any reason or purpose whatsoever without the express written consent of the Company. Employee understands that, pursuant to the Economic Espionage Act, violation of this Section 4.2 could result in a fine, imprisonment or both.

4.3 Employee hereby assigns to the Company any and all rights, title and interest that Employee now has in the Company’s Confidential Information and agrees to assign to the Company any and all rights, title and interest that Employee may hereafter acquire in the Company’s Confidential Information.

4.4 Upon termination of his/her employment with the Company, for whatever reason, Employee will promptly surrender to the Company all copies, in whatever form, of the Company’s Confidential Information in Employee’s possession or control, and Employee will not remove or transmit by any means from the Company or take with him/her any of the Company’s Confidential Information that is embodied in any tangible medium of expression.

5.	Confidentiality of Previous Employers/Clients

5.1 Employee represents that his/her performance hereunder does not and will not breach any agreement to keep in confidence any proprietary information acquired by Employee in confidence or in trust of a present or former employer or client. Employee also understands that at no time during his/her employment with the Company is Employee to breach any obligation of confidentiality that Employee has to present or former employers or clients, and Employee agrees to fulfill all such obligations during his/her employment with the Company. Employee agrees that he/she shall not disclose to the Company any proprietary information of a third party without written permission from the third party. Employee understands that, pursuant to the Economic Espionage Act, violation of this section could result in a fine, imprisonment or both.

6.	Disclosure of Inventions

6.1 For the purposes of this Agreement, “Inventions” shall have the same meaning as set forth in 35 U.S.C. §§ 100 and 101, and may include without limitation, any of the following as applicable: all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, specific computer-related or telecommunications-related know-how and data.

6.2 During Employee’s employment by the Company and for a period of six (6) months thereafter, Employee will promptly and fully disclose to the Company (and to any persons designated by it) any and all Inventions generated or conceived or reduced to practice or learned by Employee, either alone or jointly with others, which result from or relate to tasks assigned by the Company to Employee, or which result from or relate to tasks, projects or products being conducted or made within the Company about which Employee has obtained substantial knowledge during his/her employment with the Company.

7.	Ownership Rights and Assignment of Inventions

7.1 Employee and the Company hereby agree that, to the extent the United States copyright laws or the laws of any jurisdiction bound to recognize rights of copyright, author’s rights or any similar other rights so permit, all services rendered by Employee hereunder, and the work product resulting from same, are and shall be deemed to be performed by Employee as work for hire or works made for hire for the Company, and are and shall be the sole and exclusive property of the Company. To the extent such laws or any rule of law does not so permit, then Employee expressly agrees to assign to the Company any and all rights, title and interest which Employee has or hereafter acquires in such services and work product, including without limitation, any and all rights to copyrights, trademarks and trade secrets thereto.

7.2 Employee agrees that all Inventions generated or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the following time periods: (a) during Employee’s employment by the Company and (b) for a period of six (6) months thereafter, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patent applications and all patents issued in connection therewith, provided however, that such Inventions in any way result from or relate to tasks assigned to the Employee during his/her employment at the Company, or which result from or relate to tasks, projects or products being conducted or made within the Company about which Employee obtained substantial knowledge during his/her employment at the Company. Employee hereby assigns to the Company any and all rights, title and interest which Employee has in such Inventions, and agrees to assign to the Company any and all rights, title and interest which Employee may hereafter acquire in such Inventions.

7.3 With respect to all such Inventions described in Section 6.2 and Section 7.2 above, Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to apply for, prosecute, obtain, defend and enforce patents, and other proprietary rights and protections relating to said Inventions in any and all countries, including but not limited to, as the Company may elect (a) taking all lawful oaths and doing all lawful acts, including giving testimony, and (b) executing all documents, including, but not limited to, all applications, powers, assignments and other papers deemed by the Company or persons designated by it to be necessary or advisable.

7.4 Employee’s obligations as set forth in Section 6.2 and Section 7.3 above shall continue beyond the termination of his/her employment by the Company, but the Company shall compensate Employee at a reasonable rate after Employee’s termination for time actually spent by Employee on such assistance. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for, prosecute, obtain, defend or enforce any patent, copyright, trademark, trade secret, or other proprietary right or protection relating to an Invention described in Sections 6 and 7 above, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized Officers and agents as Employee’s agent coupled with an interest and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the Company’s rights hereunder with the same legal force and effect as if executed by Employee.

8.	Previous Inventions

8.1 As a matter of record Employee has identified below and in an attachment hereto (as required), all Inventions generated or conceived or reduced to practice or learned by Employee, either alone or jointly with others, prior to his/her employment by the Company, which Employee desires to remove from the operation of this Agreement. Employee represents and warrants that such list is complete. If there is no such information listed, Employee represents that he/she made no such Inventions at the time of signing this Agreement.

The following is a complete list of all Inventions relative to the subject matter of my service as an employee of the Company that have been generated or conceived or first reduced to practice or learned by me, alone or jointly with others, prior to my employment by the Company:

[ ]	No Inventions

[ ]	See Below:

[ ]	Additional sheets attached

9.	Restrictive Covenant

9.1 For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that Employee will have access to Confidential Information and other valuable rights of the Company, Employee covenants and agrees that he/she will not, at any time during his/her employment with the Company, and for a period of six (6) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services which are in competition with products or services which the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar Employee from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Employee further agrees that during his/her employment by the Company and for a period of (12) months thereafter, Employee shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, a salaried employee of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of which Employee is an employee, owner, partner or consultant.

9.2 The Company and Employee agree that the duration and geographic scope of this Restrictive Covenant provision, set forth in this Section 9., are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and Employee hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and Employee intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

9.3 Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Employee from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his/her total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved.

10.	Damages - Injunctive Relief

10.1 In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to temporary and/or permanent injunctions in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers and employees. Said remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

11.	Assignment

11.1 Employee acknowledges that the services to be rendered by him/her are unique and personal. Accordingly, Employee may not assign any of his/her rights or delegate any of his/her duties or obligations under this Agreement. In the event that the Company shall be merged with, or consolidated into, any other corporation or entity, or in the event that the Company shall sell or transfer substantially all of its assets to another corporation or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, such corporation or entity.

12.	Notices

12.1 Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail, to his/her residence in the case of Employee, or to its principal office in the case of the Company.

13.	Applicable Law

13.1 This Agreement has been made in and shall be governed by the laws of the Commonwealth of Massachusetts.

14.	Massachusetts Courts

14.1 Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

15.	Severability

15.1 If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.	Waiver

16.1 No waiver by either party of any breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or violation hereof.

17.	Headings

17.1 The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.	Survival

18.1 The provisions of Sections 4., 6., 7., 9., 10., 11., 12., 13., 14., 15., 16., and 19., herein shall survive the termination of this Agreement.

19.	Amendments

19.1 This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge hereof be affected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought.

The parties have signed this Agreement the day and year first above written.

Employee:

/s/ Gabriel Matsliach	/s/ Margie Talarowski
Employee Signature	Sr. Director HR & Administration
Comverse
MATSLIACH GABRIEL	Intelligent Networks Division
Employee Print Name

March 14, 2003	March 14, 2003
Date	Date